- - PRESS RELEASE - -

Investor/Media Contact:

Brandon Thompson

Investor Relations Partners

Phone: 844-565-5665

bthompson@irpartnersinc.com

FOR IMMEDIATE RELEASE

March 15, 2017

IMMUNE THERAPEUTICS, INC. FURTHER STRENGTHENS

BALANCE SHEET AS IT PREPARES FOR COMMERCIALIZATION

Highlights:

●	Company Redeems Nearly All Outstanding Convertible Debentures
●	Replaces Nearly $650,000 of Long-Term Debt with Financing on Significantly Better Terms from a Strategic Long-Term Institutional Investor
●	Company’s Latest Strategic Financial and Operational Initiatives Prepares Immune for Commercialization of its Blockbuster Drug Lodonal™
●	Company On-Track Towards Achieving Cash Flow Positive Status in First Half 2017 and Profitability by Fiscal Year-End
●	Following Launch of Lodonal, Management to Provide Greater Detail Over Pipeline of its Various Drugs in the Approval Process both with the FDA and Internationally
●	Management to Update Shareholders on Better than Expected Progress Shortly

Miami, Florida, March 15, 2017 - - Immune Therapeutics, Inc. (OTCQB: IMUN), a clinical-stage biopharmaceutical company developing therapies for a range of conditions using LodonalTM, its proprietary formulation of lower-dose naltrexone, today announced it has redeemed nearly all of its outstanding convertible debentures through a financing on significantly better terms from a long-term investor.

The investor, who is a hedge fund also based in Miami, Florida, provided the financing only after a series of due diligence meetings with both the Company and, more importantly, patients that have undergone treatment with Lodonal, which has the potential to help alleviate various ailments suffered by millions of people globally. It is important to note the funds used to replace the former convertible debentures does not include any warrants and is designed purely to support the Company’s long-term growth strategy. The Company believes post-commercialization, it could become a self-sustaining operation based on the earnings it expects to generate from its drug portfolio.

“Immune Therapeutics is pleased to have finally been able to replace our existing convertible debt with financing with significantly better terms from a local institutional investor,” said Noreen Griffin, Chief Executive Officer of Immune Therapeutics, Inc. “We believe this transaction will not only mitigate investor concerns over the potentially adverse variable terms of our previous debt arrangements but also provide comfort that we have uncovered a source of growth capital that not only is local to our corporate headquarters so they can monitor our outstanding progress but, more importantly, is a true believer in the potential of Lodonal. The Company believes big pharma has been moving in the wrong direction for decades with drugs being more toxic and more costly, our therapies could replace many of these more expensive and more toxic drugs as they are approved in various markets around the world. We are looking forward to providing a solution to the expensive, toxic drugs that are now the standard of care.

Immune Therapeutics, Inc.

“We believe Immune Therapeutics is now fiscally-positioned to properly focus on executing its highly lucrative and scalable business strategy, beginning with the commercialization of Lodonal in Kenya, Nigeria and Senegal by the end of 2017. As we indicated in November of last year - - as soon as we received the necessary regulatory approvals to begin commercializing Lodonal - - our short-term goal was to immediately focus on relinquishing any and all obstacles that could impact our success, including the strengthening of our balance sheet. I am pleased to announce today that not only were we able to achieve such a feat but on favorable terms with an institutional investor that is a believer and staunch supporter of our ability to launch Lodonal on a cost-effective basis with almost zero side-effects or toxicity to the patient,” said Ms. Griffin.

Immune Therapeutics CEO Applauds President Trump’s Initiatives for Pharmaceutical Reform

The Company noted that the characteristics of Lodonal, namely its affordability and ability to receive regulatory approval in countries like Kenya, Nigeria and Senegal can provide, the type of solutions that President Trump would like to see implemented by pharmaceutical companies around the globe.

“I applaud President Trump and the measures he is taking to ensure the cost of drugs decrease first by increasing competition and second hopefully reducing the time it takes for a potential drug to hit the market. Immune Therapeutic’s goal since its inception has always been to provide affordable non-toxic therapies and we are proud to have been one of the first biotech companies at the forefront of this movement. We believe our strategy of providing affordable non-toxic sustainable health care therapies for autoimmune diseases as well as HIV and cancer, could propel Immune Therapeutics as an innovative, disruptive, player in the pharmaceutical industry. It is finally time for a change and we are looking forward to supporting President Trump’s and Congress’s initiatives in this arena,” concluded Ms. Griffin.

About Immune Therapeutics, Inc.

Immune Therapeutics, Inc. (OTCQB: IMUN) is a clinical-stage biopharmaceutical company developing its proprietary version of lower-dose naltrexone Lodonal as standalone and conjunctive therapy in patients with a wide variety of conditions including HIV/AIDS, autoimmune diseases, cancer, neurodegenerative conditions and other inflammatory conditions. Lodonal is a novel compound with a unique mechanism of action and has clinical data on over 400 patients in several clinical studies. The drug has a favorable safety profile, is well tolerated by patients and has demonstrated efficacy in at least one clinically meaningful endpoint.

Forward-Looking Statements

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all of the matters and transactions considered by the Company may not proceed as contemplated and by all other matters specified in the Company’s filings with the Securities and Exchange Commission (SEC). These statements are made based upon current expectations that are subject to a number of risks and uncertainties. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the SEC (www.sec.gov), including its most recent periodic reports.

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